As filed with the Securities and Exchange Commission
April 30, 2021	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

CORNING INCORPORATED
(Exact name of registrant as specified in its charter)
_____________________

New York	16-0393470
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Riverfront Plaza
Corning, New York 14831
(Address of principal executive offices) (Zip code)
_____________________

CORNING INCORPORATED 2021 LONG TERM INCENTIVE PLAN
(Full title of the plan)
_____________________

Linda E. Jolly
Vice President and Corporate Secretary
One Riverfront Plaza
Corning Incorporated
Corning, New York 14831
(Name and address of agent for service)

(607) 974-9000
(Telephone number, including area code, of agent for service)
_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	Maximum	Maximum
Title of Securities	be	Offering	Aggregate	Amount of
to be Registered	Registered	Price Per	Offering Price	Registration Fee
Share
Common Stock, par value $0.50 per share	38,000,000 shares(1)	$44.92(2)	$1,706,960,000.00(2)	$186,229.34
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock that become issuable under the 2021 Long Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely to calculate the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The offering price per share and aggregate offering price are calculated based upon the average of the high and low prices of the common stock of Corning Incorporated (the “Registrant”) on April 27, 2021, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed for the purpose of registering 38,000,000 shares of common stock, par value $0.50 per share (“Common Stock”), of the Registrant issuable to employees (including officers and employees who are directors), independent contractors, and consultants of the Registrant and its affiliates (“Participants”) under the Corning Incorporated 2021 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to Participants as specified bythe Securities and Exchange Commission (the “Commission”) in Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 12, 2021;

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on April 30, 2021;

3.	Current Reports on Form 8-K filed on February 3, 2021, February 4, 2021, April 5, 2021 and April 29, 2021; and

4.	The description of the Registrant’s Common Stock contained in Registrant’s Registration Statement on Form S-3 (File No. 333-251135) filed with the Commission on December 4, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable

Item 5. Interests of Named Experts and Counsel

Linda Jolly, who is issuing the opinion of counsel on the legality of the Registrant’s Common Stock offered hereby, is Vice President and Corporate Secretary of the Registrant. Ms. Jolly owns a de minimis number of shares of and other interests in the Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers

Sections 722 and 723 of the Business Corporation Law of the State of New York (the “BCL”) provide that a corporation may indemnify its current and former directors and officers under certain circumstances. Section 8.4 of the Registrant’s By-Laws provides that to the full extent authorized or permitted by law, the Registrant shall indemnify any person made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, including an action by or in the right of the Registrant or any corporation of any type or kind, domestic or foreign, or any joint venture, trust, employee benefit plan, partnership or other enterprise, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that such person is or was or has agreed to become a director or officer of the Registrant, or is serving or served or agreed to serve in any capacity such other corporation, joint venture, trust, employee benefit plan, partnership or other enterprise, and such person is serving or served or agreed to serve at the request of the Registrant. The Registrant maintains policies of insurance with respect to its indemnification obligations.

Section 402(b) of the BCL provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for any breach of duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Paragraph 6 of the Registrant’s Restated Certificate of Incorporation contains such a provision.

For the undertaking in relation to indemnification, please see Item 9 below.

Item 7. Exemption From Registration Claimed

Not Applicable

Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation dated April 27, 2012 filed with the Secretary of State of the State of New York on April 27, 2012 (Incorporated by reference to Exhibit 3(i)1 of the Registrant’s Form 8-K filed on May 1, 2012).
4.2	Certificate of Amendment of the Restated Certificate of Incorporation dated January 14, 2014, filed with the Secretary of State of the State of New York on January 14, 2014 (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 15, 2014).
4.3	Amended and Restated By-Laws of Corning Incorporated, effective as of February 3, 2021 (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on February 4, 2021).
5.1	Opinion of Counsel.*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Counsel (included in Exhibit 5.1).*
24.1	Power of Attorney is contained on the signature page of this Registration Statement.
99.1	Corning Incorporated 2021 Long-Term Incentive Plan (Incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 18, 2021).

*Filed Herewith

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on April 30, 2021.

CORNING INCORPORATED (Registrant)

By	/s/ R. Tony Tripeny
R. Tony Tripeny, Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Tony Tripeny, Lewis A. Steverson and Edward A. Schlesinger, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this Registration Statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in their capacities and on the 30th day of April, 2021.

Signature	Capacity
/s/ Wendell P. Weeks	Chairman of the Board of Directors and Chief Executive Officer
Wendell P. Weeks	(Principal Executive Officer)

/s/ R. Tony Tripeny	Executive Vice President and Chief Financial Officer (Principal
R. Tony Tripeny	Financial Officer)

/s/ Edward A. Schlesinger	Senior Vice President – Corporate Controller (Principal Accounting
Edward A. Schlesinger	Officer)

/s/ Donald W. Blair	Director
Donald W. Blair

/s/ Leslie A. Brun	Director
Leslie A. Brun

/s/ Stephanie A. Burns	Director
Stephanie A. Burns

/s/ Richard T. Clark	Director
Richard T. Clark

/s/ Robert F. Cummings, Jr.	Director
Robert F. Cummings, Jr.

/s/ Roger W. Ferguson, Jr.	Director
Roger W. Ferguson, Jr.

/s/ Deborah A. Henretta	Director
Deborah A. Henretta

/s/ Daniel P. Huttenlocher	Director
Daniel P. Huttenlocher

/s/ Kurt M. Landgraf	Director
Kurt M. Landgraf

/s/ Kevin J. Martin	Director
Kevin J. Martin

/s/ Deborah D. Rieman	Director
Deborah D. Rieman

/s/ Hansel E. Tookes II	Director
Hansel E. Tookes II

/s/ Mark S. Wrighton	Director
Mark S. Wrighton